Exhibit 10.41

July 12, 2004

Dan Donovan

Dear Dan:

This letter confirms your promotion to the position of President of Petroleum Heat and Power Co., Inc. (“Petro”) effective May 5, 2004. We are pleased to offer you the following compensation package and other terms, the levels and conditions of which will be in effect for three years following the date of this letter, unless otherwise modified by agreement between you and Petro.

Base Salary: Your base annual salary will be $300,000. You will be paid $12,500.00 semi-monthly, subject to withholding of all applicable taxes and benefit deductions.

Annual Bonus: Your annual target performance based bonus will be 35% of your annual salary.

Long Term Incentive Plan: The Company is in the process of developing a Long Term Incentive Plan that will give certain key members of senior management a long term wealth creation opportunity that will be submitted to the Board of Directors for approval. It is anticipated at this time that awards under the Plan will be in the firm of certain restricted common units and that your target award is anticipated to be 10,000 units annually over the five years of the program with a potential supplemental grant at the end of five years. Your eligibility to participate in the Long Term Incentive Plan on the anticipated terms described above is subject to the approval of the Compensation Committee of the Board of Directors and the terms of the Plan.

Automobile: You will transition to a monthly car allowance of $1,225.00 upon reaching 60,000 miles on your company car in accordance with the Petro Car Policy.

Benefit Coverage: You will be eligible to participate in the company’s benefits plans in accordance with their terms and conditions.

Mr. Dan Donovan

July 12, 2004

Terms: It is understood that your employment is at will and that either party can terminate the relationship at any time. If the company terminates your employment for reasons other than for cause, or you terminate your employment for good reason, you will be entitled to one years salary as severance. In consideration of this offer you agree that while you are an employee of the Company and for twelve months thereafter, you will not compete with the Company nor become involved either as an employee, as a consultant or in any other capacity, in the sale of heating oil or propane on a retail basis. You agree that you will not reveal any confidential information concerning Star Gas Partners L.P. and that you will not solicit nor seek to hire, employees of the Company during that time.

Please indicate your acceptance of this offer by signing and dating this letter below.

Should you have any questions, please do not hesitate to call me.

Sincerely,

Irik P. Sevin	Accepted:
Chairman

	By:	/s/ Dan Donovan
Dan Donovan